PROTECTION PLUS
                          OPTIONAL DEATH BENEFIT RIDER


This rider is part of your Contract/Certificate, and the same definitions apply to the capitalized terms used herein. The benefit described in this rider is subject to all the terms contained in your Contract/Certificate, except as modified below.

In this rider, "we", "our", and "us" means Equitable Life Assurance Society of the United States and "you" and "your" means the Owner.

THIS RIDER'S BENEFIT

If you have elected this rider, the death benefit payable when Protection Plus is included in your Contract/Certificate is equal to your death benefit payable as described in the "Death Benefit" section of the Contract/Certificate to which this rider is attached, or your enhanced Death Benefit Rider if elected, increased by the Protection Plus Death Benefit Increment.

The Protection Plus Death Benefit Increment is equal to:

[40% (for issue ages up to age 70) or
25% (for issue ages 71 through 79)]

of the lesser of:
    (i)   your net Contributions, or
    (ii) your death benefit as described in the Death Benefit section less your net Contributions.

Net Contributions means the total Contributions you have made adjusted for withdrawals. Net Contributions for calculation purposes is increased for subsequent contributions on a dollar for dollar basis and reduced on a pro rata basis to reflect your withdrawals. Reduction on a pro rata basis means that we calculate the percentage of your current Annuity Account Value that is being withdrawn and we reduce your Contributions by that percentage. We make this calculation as of the Transaction Date of each withdrawal.

The value of the Protection Plus Death Benefit is frozen on the first Contract Date Anniversary after the Annuitant turns age 80, except that the benefit will be reduced for withdrawals.

THE COST OF THIS RIDER

The charge for the Protection Plus Death Benefit is [0.35%] of the Annuity Account Value deducted annually on each Contract Date Anniversary. The charge will be deducted from the Annuity Account Value in the Variable Investment Options and the


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Guaranteed Investment Account on a pro rata basis. If there is insufficient value in the Variable Investment Options and the Guaranteed Investment Account, all or a portion of the charge will be deducted from the Annuity Account Value in the Fixed Maturity Options, if any, in order of the earliest maturity dates.

[APPLICABLE IF THE SUCCESSOR OWNER AND ANNUITANT OPTION IS AVAILABLE. THE SUCCESSOR OWNER AND ANNUITANT OPTION IS ONLY AVAILABLE UNDER NON-QUALIFIED, INDIVIDUAL RETIREMENT ANNUITY AND ROLLOVER TAX SHELTERED ANNUITY
CONTRACTS/CERTIFICATES. ]
SPECIAL RULES FOR SUCCESSOR OWNER AND ANNUITANT

This rider shall remain in effect when the Successor Owner and Annuitant election is made if the Successor Owner and Annuitant is less than age 80 on the date we receive due proof of the Annuitant's death. However, the Protection Plus Death Benefit Increment will be added to the Annuity Account Value, along with the excess, if any, of the death benefit as described in the Death Benefit section over the Annuity Account Value. The sum of these amounts will be substituted for the net Contributions in the above formula, as of the date that the Successor Owner and Annuitant election is made. In addition, the percentage used to determine the Protection Plus Death Benefit Increment will be based on the Successor Owner and Annuitant's age on the date due proof of the Annuitant's death was received.

GENERAL PROVISIONS OF THIS RIDER

This rider will terminate, and any charges associated therein, when the Contract/Certificate terminates or when the Contract/Certificate is continued under the Beneficiary Continuation Option, if applicable.


THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES

/s/Christopher M. Condron                      /s/ Pauline Sherman
-------------------------                      ---------------------------------
Christopher M. Condron                         Pauline Sherman
Chairman and Chief Executive Officer           Senior Vice President, Secretary
                                               and Associate General Counsel


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